Exhibit 99

News Release For further information, please contact: Joseph E. Sutaris, EVP & Chief Financial Officer
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Office: (315) 445-7396

Community Bank System Reports

Third Quarter 2019 Results and Agreement to Acquire Steuben

Trust Corporation

SYRACUSE, N.Y. — October 21, 2019 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) reported third quarter 2019 net income of $39.2 million, or $0.75 per share on a fully diluted basis. This compares to $43.1 million in net income or $0.83 per share reported for the third quarter of 2018. The Company incurred $6.1 million, or $0.09 per share, of non-recurring acquisition-related expenses during the third quarter of 2019 related to the acquisition of Kinderhook Bank Corp. (“Kinderhook”). Operating diluted earnings per share, which exclude acquisition expenses, unrealized gains on equity securities and loss on debt extinguishment, were $0.84 for the third quarter of 2019. This compares to operating diluted earnings per share of $0.81 in the third quarter of 2018. Increases in net interest income, noninterest revenues and a decrease in the provision for loan losses, were partially offset by higher operating expenses, an increase in acquisition-related expenses and an increase in fully-diluted shares outstanding.

On a linked quarter basis, fully diluted earnings per share decreased $0.11, from $0.86 in the second quarter to $0.75 in the third quarter. During the second quarter, the Company recorded $0.08 per share of realized gains on the sale of investment securities and $0.02 per share of acquisition-related expenses, as compared to acquisition-related expenses of $0.09 per share and no realized gains in the third quarter. Operating diluted earnings per share increased $0.04, or 5.0%, on a linked quarter basis, from $0.80 per share in the second quarter to $0.84 per share in the third quarter. This increase in operating earnings per share was driven by increases in net interest income and noninterest revenues, offset, in part, by increases in operating expenses, the provision for loan losses and fully-diluted shares outstanding, as well as a slightly higher effective income tax rate.

Third Quarter 2019 Highlights:

❖	Completed the acquisition of Kinderhook Bank Corp.
❖	Dividend increase of $0.03 per share, or 7.9%, the 27th consecutive year of increase
❖	GAAP Diluted EPS of $0.75 and Operating Diluted EPS of $0.84
❖	Net interest margin of 3.73%, up two basis points over the third quarter of 2018
❖	Deposit funding costs of 0.26%
❖	Annualized net charge-offs of 0.10%
❖	Noninterest revenues represent 38.6% of operating revenues
❖	Nonbanking financial services revenues were up $1.5 million, or 4.0% over the third quarter of 2018

“We booked another solid performance for the third quarter with operating earnings per share up $0.03 compared to 2018, organic growth contributing $97.4 million to ending loan balances and average deposit funding costs of 0.26%, a level well below industry and peer averages,” said Mark E. Tryniski, President and Chief Executive Officer. “We successfully completed the acquisition of the former Kinderhook Bank Corp., parent company of The National Union Bank of Kinderhook during the quarter, which added 11 branch locations in the five-county region around Albany, New York. Total ending loans increased $569.1 million, or 9.1%, during the quarter, with $471.7 million of the increase due to the Kinderhook transaction and the remaining $97.4 million driven by organic growth in the business lending, consumer mortgage and consumer installment portfolios. Total average deposits were up $423.5 million, or 5.0%, compared to the linked second quarter, and ending deposits were up $680.1 million, or 8.0%, due largely to the Kinderhook acquisition. The funding mix remained strong with 68% of total deposit balances in checking and savings accounts. Our net interest margin for the quarter of 3.73% was stable, up two basis points over the third quarter of 2018. Consistent with past performance, the Company’s asset quality remained stable and favorable. Annualized net charge-offs for the quarter were 0.10% and nonperforming loans to total loans outstanding were 0.42% at the end of the third quarter. Noninterest revenues were up by 2.3% year over year, reflective of increased revenue in all three of the Company’s non-banking fee-based businesses.”

“Reflecting the Company’s very strong capital position and ongoing performance, the Board of Directors authorized an increase in the quarterly cash dividend of $0.03 per share, marking the twenty-seventh (27th) consecutive year of dividend increases. We are also pleased to announce the execution of a definitive agreement to acquire the Steuben Trust Corporation, parent company of the Steuben Trust Company, a New York State chartered community bank. This transaction will provide additional scale to our Western New York presence by adding 15 customer service locations across a six-county area. This acquisition is another example of our ongoing commitment to build a broader and deeper banking presence across our entire service area, while at the same time effectively deploying capital resources to improve shareholder returns.”

Total revenues for the third quarter of 2019 were $148.4 million, an increase of $6.4 million, or 4.5%, over the third quarter of 2018. The Company recorded a $5.1 million, or 5.9%, increase in net interest income and a $1.3 million, or 2.3%, increase in noninterest revenues between comparable quarters. The increase in net interest income was driven by a $473.5 million, or 5.1%, increase in average earning assets due primarily to the Kinderhook acquisition and an increase in the yield on earning assets, partially offset by higher funding costs and a $282.0 million increase in average interest-bearing liabilities due primarily to the Kinderhook acquisition. The $1.3 million, or 2.3%, increase in noninterest revenues was driven by an increase in revenue for all three of the Company’s nonbanking fee-based businesses; employee benefit services, wealth management and insurance. In addition, the Company recorded a $0.2 million, or 1.1%, increase in deposit service and other banking services revenues between comparable quarters. These increases were offset, in part, by a $0.7 million decrease in unrealized gains on equity securities. On a linked quarter basis, noninterest revenues decreased $3.6 million, or 5.9%, from $60.7 million in the second quarter of 2019 to $57.1 million in the third quarter. During the second quarter, the Company recorded $4.9 million of realized gains on the sale of certain Treasury securities. Exclusive of these realized gains, noninterest revenues were up $1.3 million, or 2.3%, on a linked quarter basis primarily due to the Kinderhook acquisition and an increase in employee benefit services revenue. Noninterest revenues contributed 38.6% of total operating revenues for the third quarter, similar to the prior two quarters and full-year 2018 results.

The Company recorded a $1.8 million provision for loan losses in the third quarter 2019, which was $0.5 million less than the amount recorded in the third quarter of 2018. Total delinquent loans, nonperforming loans plus loans 30 to 89 days past due, to ending loans stood at 0.85% at the end of the third quarter, down eight basis points from a year earlier. The non-performing loans to total loans ratio stood at 0.42% at the end of the third quarter of 2019. This compares to 0.40% at the end of the third quarter of 2018.

Total operating expenses for the third quarter of 2019 were $96.9 million, as compared to $85.2 million in the third quarter of 2018, an increase of $11.7 million, or 13.7%. Excluding $6.1 million of acquisition related expenses in the third quarter of 2019 and a $0.8 million acquisition-related recovery recorded in the third quarter of 2018, operating expenses increased $4.8 million, or 5.6%, between comparable quarterly periods. This increase included a $5.0 million, or 9.8%, increase in salaries and employee benefits and a $0.3 million net increase in all other expenses, partially offset by a $0.5 million, or 10.5%, decrease in amortization of intangible assets. Excluding acquisition-related expenses, on a linked quarter basis operating expenses increased $0.9 million, or 1.0%, primarily due to incremental expenses associated with operating an expanded franchise subsequent to the Kinderhook acquisition. During the third quarter of 2019, the Company received a $0.7 million FDIC assessment credit for its proportional share of excess deposit insurance fund reserves. This credit favorably impacted third quarter fully-diluted earnings by $0.01 per share.

The Company generated net interest income of $91.3 million during the third quarter of 2019. This compares to $86.2 million of net interest income generated in the third quarter of 2018. The $5.1 million, or 5.9%, increase in net interest income was primarily driven by a $473.5 million increase in average earning assets between comparable quarterly periods, due to the Kinderhook acquisition, organic loan growth and a slight improvement in net interest margin. Of the $5.1 million increase in net interest income, volume-related factors contributed $4.4 million of incremental net interest income, or 86%, of the improvement, while rate-related factors contributed $0.7 million of the incremental net interest income, or 14%, of the improvement. Net interest margin improved two basis points, from 3.71% in the third quarter of 2018 to 3.73% in the third quarter of 2019. The third quarter 2019 net interest income and net interest margin results were favorably impacted by a 15 basis point increase in the yield on loans, a 59 basis point increase in the yield on cash equivalents and a six basis point increase in the yield on investment securities, offset, in part, by an 11 basis point increase in the cost of funds.

On a linked quarter basis, net interest income increased $3.0 million, or 3.4%. This improvement was largely driven by an increase in earning assets due to the Kinderhook acquisition. Net interest margin decreased seven basis points on a linked quarter basis from 3.80% in the second quarter to 3.73% in the third quarter. The second quarter net interest margin results were favorably impacted by four basis points due to the receipt of a $0.9 million Federal Reserve Bank semi-annual dividend. All other factors, including a 0.50% decrease in the prime lending rate during the quarter, the persistence of a flat or inverted Treasury yield curve, the inclusion of the Kinderhook loan, investment and deposit portfolios, and a change in the Company’s funding mix produced an additional three basis points of net interest margin compression between the linked quarters.

The Company recorded income tax expense of $10.5 million in the third quarter of 2019. This compares to income tax expense of $11.4 million recorded in the third quarter of 2018. The decrease in income tax expense was driven by lower amounts of pre-tax income recorded in the third quarter of 2019, primarily due to acquisition expenses related to the Kinderhook transaction. The effective tax rates for the third quarters of 2019 and 2018 were 21.1% and 21.0%, respectively.

The Company provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, net realized gain on the sale of investments, the unrealized gain or loss on equity securities and loss on debt extinguishment. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.88 in the third quarter of 2019, compared to $0.84 in the third quarter of 2018, a $0.04, or 4.8%, increase between comparable periods.

Financial Position

Average earning assets were up $379.1 million, or 4.0%, on a linked quarter basis, from $9.43 billion during the second quarter of 2019 to $9.81 billion during the third quarter of 2019. Average loan balances were $6.74 billion for the third quarter, up $441.0 million, or 7.0%, over the second quarter. Average deposit balances were up $423.5 million, or 5.0%, from second quarter levels. These increases were primarily driven by the Kinderhook acquisition in the third quarter of 2019. Average borrowings in the third quarter of $291.0 million, were down $28.5 million, or 8.9%, from the second quarter average borrowings of $319.5 million. During the third quarter, the Company experienced a decline in average customer repurchase agreement balances of $40.5 million as seasonally expected. Average balances on other borrowed funds increased $12.0 million due primarily to the assumption of certain subordinated debt in connection with the Kinderhook transaction. At the end of the third quarter, the Company redeemed $22.7 million of junior subordinated debt and associated preferred securities, $20.6 million of which was acquired in connection with the Company’s 2017 acquisition of Merchants Bancshares, Inc. and $2.1 million of which was acquired in connection with the third quarter acquisition of Kinderhook.

Ending loans at September 30, 2019 were $6.85 billion. This was up $569.1 million, or 9.1%, from the end of the second quarter and $572.1 million, or 9.1%, from the end of the fourth quarter of 2018, primarily due to the Kinderhook acquisition. Outstanding balances in all loan portfolio segments including business lending, consumer mortgage, consumer indirect, consumer direct and home equity loans increased during the quarter. Outstanding balances in all of the Company’s loan portfolio segments grew organically during the quarter. Excluding acquired loans, the Company’s loan portfolio increased $97.4 million, or 1.5%, from the end of the second quarter. The business lending portfolio, excluding acquired loans, increased $56.4 million, or 2.4%, including a $31.6 million increase in the municipal loans, consistent with the prior year’s trends. Excluding acquired loans, consumer mortgage balances were up $29.4 million, or 1.3%, in the quarter, home equity balances were up $0.8 million, or 0.2%, and the consumer indirect and direct loan portfolios, on a combined basis, were up $10.8 million, or 0.9%, consistent with seasonal expectations.

Investment securities, including cash equivalents, totaled $3.26 billion at September 30, 2019. This was up $154.1 million, or 5.0%, from the end of the linked second quarter with increases in municipal securities, treasury and agency securities, mortgage backed securities and other investments totaling $84.0 million, partially offset by a decrease in collateralized mortgage obligations of $4.5 million. In addition, the net unrealized gain on the Company’s investment securities portfolio increased $8.8 million during the quarter from $36.5 million at the end of the second quarter to $45.3 million at the end of the third quarter. Investment securities balances were down $499.9 million, or 16.8%, from the end of fourth quarter of 2018, due largely to the sale of $590.2 million of Treasury securities during the second quarter. The effective duration of the securities portfolio was 2.5 years at the end of the third quarter, as compared to 2.7 years at the end of the second quarter of 2019.

Shareholders’ equity of $1.84 billion at the end of the third quarter was $172.1 million, or 10.3%, higher than the prior year period. The increase in shareholders’ equity between the third quarter of 2018 and third quarter of 2019 was primarily driven by an $86.9 million increase in retained earnings between the periods and a $64.6 million increase in accumulated other comprehensive income, from increases in the after-tax market value adjustment on the Company’s available-for-sale investment portfolio. The Company’s net tangible equity to net tangible assets ratio was 9.68% at September 30, 2019, up from 9.13% a year earlier, but down from 10.56% at the end of the second quarter of 2019 due to the impact of the Kinderhook acquisition. The Company’s Tier 1 leverage ratio was 10.76% at the end of the third quarter, down from 11.54% at the end of the second quarter due primarily to Kinderhook, but up slightly from 10.72% a year earlier.

As previously announced in December 2018, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.5 million shares of the Company’s common stock during a twelve-month period starting January 1, 2019. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the third quarter of 2019.

Asset Quality

The Company’s asset quality metrics continue to illustrate the long-term effectiveness of the Company’s disciplined credit risk management and underwriting standards. Total net charge-offs were $1.6 million for the third quarter, compared to $1.7 million for the third quarter of 2018 and $1.2 million for the second quarter of 2019. Net charge-offs as an annualized percentage of average loans measured 0.10% in the third quarter of 2019, compared to 0.11% in the prior year’s third quarter and 0.08% in the second quarter of 2019. Nonperforming loans as a percentage of total loans at September 30, 2019 were 0.42%, up three basis points from 0.39% at June 30, 2019 and up two basis points from 0.40% at September 30, 2018. The total loan delinquency ratio of 0.85% at the end of the third quarter was two basis points lower than the level at June 30, 2019, and eight basis points lower than one year earlier. The allowance for loan losses to nonperforming loans was 172% at September 30, 2019. This compares to 202% at June 30, 2019 and 201% at the September 30, 2018.

Dividend Increase

During the third quarter of 2019, the Company declared a quarterly cash dividend of $0.41 per share on its common stock, an increase of 7.9% compared to a $0.38 dividend declared in the third quarter of 2018. The third quarter 2019 dividend represents an annualized yield of 2.57% based upon the $63.86 closing price of the Company’s stock on October 18, 2019. The $0.03 increase in the quarterly dividend declared in the third quarter of 2019 marked the Company’s 27th consecutive year of dividend increases. “We are proud of this achievement and believe the Company’s business model, earnings generation and strong capital resources not only support this increase, but also allow us to maintain significant flexibility for future growth opportunities,” said Mark E. Tryniski, President and Chief Executive Officer.

Steuben Trust Corporation

On October 21, 2019, the Company announced that it had entered into a definitive agreement to acquire Steuben Trust Corporation (“Steuben”), parent company of Steuben Trust Company, a New York State chartered community bank headquartered in Hornell, New York, for approximately $106.8 million in Company stock and cash. The acquisition will extend the Company’s footprint into two new counties in Western New York State, and enhance the Company’s presence in four Western New York State counties in which it currently operates. Upon completion of the merger, Community Bank will add 15 branch locations with approximately $576.6 million of assets, and deposits of $484.4 million. The Company expects this acquisition to be approximately $0.08 to $0.09 per share accretive to its first full year of GAAP earnings and $0.09 to $0.10 per share accretive to cash earnings, excluding any one-time transaction costs. The acquisition is expected to close during the second quarter of 2020, pending both customary regulatory and Steuben shareholder approval.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, October 21, 2019, to discuss third quarter 2019 results. The conference call can be accessed at 800-263-0877 (646-828-8143 if outside United States and Canada) using the conference ID code 1984485. Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/31682.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates over 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $11.5 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Earnings
Loan income	$79,931	$72,256	$227,701	$212,849
Investment income	18,716	18,647	57,979	57,463
Total interest income	98,647	90,903	285,680	270,312
Interest expense	7,371	4,705	19,245	12,644
Net interest income	91,276	86,198	266,435	257,668
Provision for loan losses	1,751	2,215	5,573	8,342
Net interest income after provision for loan losses	89,525	83,983	260,862	249,326
Deposit service fees and other banking services	17,865	17,663	52,408	58,210
Wealth management and insurance services	14,890	14,438	44,008	42,414
Employee benefit services	24,329	23,265	72,170	68,813
Gain on sale of investments, net	0	0	4,882	0
Unrealized gain on equity securities	10	743	28	722
Loss on debt extinguishment	0	(318)	0	(318)
Total noninterest revenues	57,094	55,791	173,496	169,841
Salaries and employee benefits	56,061	51,062	163,448	155,323
Occupancy and equipment	9,801	9,770	29,708	29,738
Amortization of intangible assets	3,960	4,427	11,994	13,780
Acquisition expenses	6,061	(832)	7,789	(769)
Other	21,046	20,806	63,818	59,604
Total operating expenses	96,929	85,233	276,757	257,676
Income before income taxes	49,690	54,541	157,601	161,491
Income taxes	10,472	11,435	31,422	33,673
Net income	$39,218	$43,106	$126,179	$127,818
Basic earnings per share	$0.76	$0.84	$2.44	$2.49
Diluted earnings per share	$0.75	$0.83	$2.41	$2.46

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019			2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$79,931	$74,067	$73,703	$73,316	$72,256
Investment income	18,716	20,285	18,978	19,105	18,647
Total interest income	98,647	94,352	92,681	92,421	90,903
Interest expense	7,371	6,052	5,822	5,034	4,705
Net interest income	91,276	88,300	86,859	87,387	86,198
Provision for loan losses	1,751	1,400	2,422	2,495	2,215
Net interest income after provision for loan losses	89,525	86,900	84,437	84,892	83,983
Deposit service fees and other banking services	17,865	17,143	17,400	17,142	17,663
Wealth management and insurance services	14,890	14,907	14,211	13,675	14,438
Employee benefit services	24,329	23,787	24,054	23,466	23,265
Gain on sale of investments, net	0	4,882	0	0	0
Unrealized gain(loss) on equity securities	10	(13)	31	(65)	743
Loss on debt extinguishment	0	0	0	0	(318)
Total noninterest revenues	57,094	60,706	55,696	54,218	55,791
Salaries and employee benefits	56,061	54,008	53,379	52,040	51,062
Occupancy and equipment	9,801	9,619	10,288	10,210	9,770
Amortization of intangible assets	3,960	3,904	4,130	4,375	4,427
Acquisition expenses	6,061	1,194	534	0	(832)
Other	21,046	22,451	20,321	20,988	20,806
Total operating expenses	96,929	91,176	88,652	87,613	85,233
Income before income taxes	49,690	56,430	51,481	51,497	54,541
Income taxes	10,472	11,415	9,535	10,674	11,435
Net income	$39,218	$45,015	$41,946	$40,823	$43,106
Basic earnings per share	$0.76	$0.87	$0.81	$0.79	$0.84
Diluted earnings per share	$0.75	$0.86	$0.80	$0.78	$0.83
Profitability
Return on assets	1.39%	1.68%	1.59%	1.53%	1.61%
Return on equity	8.53%	10.18%	9.85%	9.63%	10.28%
Return on tangible equity(2)	14.92%	17.74%	17.61%	17.61%	19.06%
Noninterest revenues/operating revenues (FTE) (1)	38.6%	38.8%	39.1%	38.5%	39.4%
Efficiency ratio	58.8%	59.8%	59.1%	59.1%	58.0%
Components of Net Interest Margin (FTE)
Loan yield	4.72%	4.73%	4.78%	4.65%	4.57%
Cash equivalents yield	2.19%	2.37%	2.33%	1.85%	1.60%
Investment yield	2.61%	2.73%	2.59%	2.62%	2.55%
Earning asset yield	4.03%	4.06%	4.05%	3.99%	3.91%
Interest-bearing deposit rate	0.36%	0.30%	0.27%	0.22%	0.18%
Borrowing rate	2.06%	1.87%	1.86%	1.68%	1.96%
Cost of all interest-bearing funds	0.43%	0.37%	0.36%	0.31%	0.29%
Cost of funds (includes DDA)	0.32%	0.28%	0.27%	0.23%	0.21%
Net interest margin (FTE)	3.73%	3.80%	3.80%	3.77%	3.71%
Fully tax-equivalent adjustment	$985	$990	$1,008	$1,062	$1,071

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019			2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$6,735,776	$6,294,772	$6,273,798	$6,276,231	$6,289,868
Cash equivalents	665,862	334,304	121,304	28,817	26,832
Taxable investment securities	1,990,979	2,400,516	2,574,902	2,577,366	2,574,116
Nontaxable investment securities	413,437	397,316	403,359	423,902	441,719
Total interest-earning assets	9,806,054	9,426,908	9,373,363	9,306,316	9,332,535
Total assets	11,229,919	10,771,975	10,687,708	10,575,272	10,619,872
Interest-bearing deposits	6,462,143	6,170,832	6,107,732	6,039,390	6,077,581
Borrowings	290,967	319,505	373,656	389,378	393,483
Total interest-bearing liabilities	6,753,110	6,490,337	6,481,388	6,428,768	6,471,064
Noninterest-bearing deposits	2,458,831	2,326,630	2,297,472	2,317,042	2,336,778
Shareholders' equity	1,824,869	1,774,400	1,726,313	1,682,525	1,664,234
Balance Sheet Data
Cash and cash equivalents	$1,014,042	$874,836	$508,364	$211,834	$256,838
Investment securities	2,481,742	2,402,272	2,966,147	2,981,658	2,948,057
Loans:
Business lending	2,779,612	2,395,684	2,410,477	2,396,977	2,403,624
Consumer mortgage	2,405,191	2,255,782	2,237,430	2,235,408	2,220,022
Consumer indirect	1,091,980	1,082,834	1,070,840	1,083,207	1,098,943
Home equity	389,029	371,619	374,297	386,709	393,950
Consumer direct	187,379	178,151	173,042	178,820	184,349
Total loans	6,853,191	6,284,070	6,266,086	6,281,121	6,300,888
Allowance for loan losses	49,423	49,310	49,107	49,284	50,133
Intangible assets, net	840,685	800,515	804,419	807,349	811,700
Other assets	457,060	433,005	420,558	374,617	392,217
Total assets	11,597,297	10,745,388	10,916,467	10,607,295	10,659,567
Deposits:
Noninterest-bearing	2,549,395	2,363,408	2,346,635	2,312,816	2,346,932
Non-maturity interest-bearing	5,672,825	5,356,448	5,517,141	5,270,015	5,366,488
Time	946,065	768,349	755,886	739,540	750,401
Total deposits	9,168,285	8,488,205	8,619,662	8,322,371	8,463,821
Borrowings	237,661	144,290	251,833	315,743	276,559
Subordinated notes payable	13,814	0	0	0	0
Subordinated debt held by unconsolidated subsidiary trusts	77,320	97,939	97,939	97,939	97,939
Accrued interest and other liabilities	259,796	205,444	189,905	157,459	152,903
Total liabilities	9,756,876	8,935,878	9,159,339	8,893,512	8,991,222
Shareholders' equity	1,840,421	1,809,510	1,757,128	1,713,783	1,668,345
Total liabilities and shareholders' equity	11,597,297	10,745,388	10,916,467	10,607,295	10,659,567
Capital
Tier 1 leverage ratio	10.76%	11.54%	11.27%	11.08%	10.72%
Tangible equity/net tangible assets (2)	9.68%	10.56%	9.83%	9.68%	9.13%
Diluted weighted average common shares O/S	52,382	52,356	52,195	52,122	52,086
Period end common shares outstanding	51,660	51,571	51,471	51,258	51,137
Cash dividends declared per common share	$0.41	$0.38	$0.38	$0.38	$0.38
Book value	$35.63	$35.09	$34.14	$33.43	$32.63
Tangible book value(2)	$20.24	$20.45	$19.40	$18.59	$17.67
Common stock price (end of period)	$61.69	$65.84	$59.77	$58.30	$61.07

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019			2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$23,610	$21,413	$21,252	$22,544	$21,982
Accruing loans 90+ days delinquent	5,064	3,047	3,019	2,455	2,951
Total nonperforming loans	28,674	24,460	24,271	24,999	24,933
Other real estate owned (OREO)	1,258	1,736	1,524	1,320	1,142
Total nonperforming assets	29,932	26,196	25,795	26,319	26,075
Net charge-offs	1,638	1,197	2,599	3,345	1,700
Allowance for loan losses/loans outstanding	0.72%	0.78%	0.78%	0.78%	0.80%
Nonperforming loans/loans outstanding	0.42%	0.39%	0.39%	0.40%	0.40%
Allowance for loan losses/nonperforming loans	172%	202%	202%	197%	201%
Net charge-offs/average loans	0.10%	0.08%	0.17%	0.21%	0.11%
Delinquent loans/ending loans	0.85%	0.87%	0.88%	1.00%	0.93%
Loan loss provision/net charge-offs	107%	117%	93%	75%	130%
Nonperforming assets/total assets	0.26%	0.24%	0.24%	0.25%	0.24%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$16,644	$15,529	$15,524	$16,182	$14,684
Accruing loans 90+ days delinquent	3,734	2,863	2,593	2,106	2,688
Total nonperforming loans	20,378	18,392	18,117	18,288	17,372
Other real estate owned (OREO)	1,258	1,145	898	669	859
Total nonperforming assets	21,636	19,537	19,015	18,957	18,231
Net charge-offs	1,602	1,234	1,516	3,053	1,533
Allowance for loan losses/loans outstanding	0.89%	0.93%	0.94%	0.93%	0.96%
Nonperforming loans/loans outstanding	0.38%	0.36%	0.36%	0.36%	0.35%
Allowance for loan losses/nonperforming loans	231%	260%	262%	256%	274%
Net charge-offs/average loans	0.12%	0.10%	0.12%	0.24%	0.12%
Delinquent loans/ending loans	0.88%	0.89%	0.89%	1.06%	0.97%
Loan loss provision/net charge-offs	51%	123%	142%	76%	138%
Nonperforming assets/total assets	0.22%	0.20%	0.20%	0.20%	0.20%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019			2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$39,218	$45,015	$41,946	$40,823	$43,106
Acquisition expenses	6,061	1,194	534	0	(832)
Tax effect of acquisition expenses	(1,277)	(242)	(99)	0	174
Subtotal (non-GAAP)	44,002	45,967	42,381	40,823	42,448
Gain on sale of investments, net	0	(4,882)	0	0	0
Tax effect of gain on sale of investments, net	0	988	0	0	0
Subtotal (non-GAAP)	44,002	42,073	42,381	40,823	42,448
Unrealized (gain)loss on equity securities	(10)	13	(31)	65	(743)
Tax effect of unrealized (gain)loss on equity securities	2	(3)	6	(13)	156
Subtotal (non-GAAP)	43,994	42,083	42,356	40,875	41,861
Loss on debt extinguishment	0	0	0	0	318
Tax effect of loss on debt extinguishment	0	0	0	0	(67)
Operating net income (non-GAAP)	43,994	42,083	42,356	40,875	42,112
Amortization of intangibles	3,960	3,904	4,130	4,375	4,427
Tax effect of amortization of intangibles	(835)	(790)	(765)	(907)	(928)
Subtotal (non-GAAP)	47,119	45,197	45,721	44,343	45,611
Acquired non-impaired loan accretion	(1,637)	(1,302)	(1,330)	(1,838)	(1,980)
Tax effect of acquired non-impaired loan accretion	345	263	246	381	415
Adjusted net income (non-GAAP)	$45,827	$44,158	$44,637	$42,886	$44,046

Return on average assets
Adjusted net income (non-GAAP)	$45,827	$44,158	$44,637	$42,886	$44,046
Average total assets	11,229,919	10,771,975	10,687,708	10,575,272	10,619,872
Adjusted return on average assets	1.62%	1.64%	1.69%	1.61%	1.65%

Return on average equity
Adjusted net income (non-GAAP)	$45,827	$44,158	$44,637	$42,886	$44,046
Average total equity	1,824,869	1,774,400	1,726,313	1,682,525	1,664,234
Adjusted return on average equity	9.96%	9.98%	10.49%	10.11%	10.50%

Earnings per common share
Diluted earnings per share (GAAP)	$0.75	$0.86	$0.80	$0.78	$0.83
Acquisition expenses	0.12	0.02	0.01	0.00	(0.02)
Tax effect of acquisition expenses	(0.03)	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.84	0.88	0.81	0.78	0.81
Gain on sale of investments, net	0.00	(0.10)	0.00	0.00	0.00
Tax effect of gain on sale of investments, net	0.00	0.02	0.00	0.00	0.00
Subtotal (non-GAAP)	0.84	0.80	0.81	0.78	0.81
Unrealized (gain)loss on equity securities	0.00	0.00	0.00	0.00	(0.01)
Tax effect of unrealized (gain)loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.84	0.80	0.81	0.78	0.80
Loss on debt extinguishment	0.00	0.00	0.00	0.00	0.01
Tax effect of loss on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.84	0.80	0.81	0.78	0.81
Amortization of intangibles	0.08	0.07	0.08	0.08	0.08
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.01)	(0.02)	(0.02)
Subtotal (non-GAAP)	0.90	0.85	0.88	0.84	0.87
Acquired non-impaired loan accretion	(0.03)	(0.02)	(0.03)	(0.04)	(0.04)
Tax effect of acquired non-impaired loan accretion	0.01	0.01	0.00	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.88	$0.84	$0.85	$0.81	$0.84

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2019			2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Noninterest operating expenses
Noninterest expenses (GAAP)	$96,929	$91,176	$88,652	$87,613	$85,233
Amortization of intangibles	(3,960)	(3,904)	(4,130)	(4,375)	(4,427)
Acquisition expenses	(6,061)	(1,194)	(534)	0	832
Total adjusted noninterest expenses (non-GAAP)	$86,908	$86,078	$83,988	$83,238	$81,638

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$86,908	$86,078	$83,988	$83,238	$81,638
Tax-equivalent net interest income	92,261	89,290	87,867	88,449	87,269
Noninterest revenues	57,094	60,706	55,696	54,218	55,791
Acquired non-impaired loan accretion	(1,637)	(1,302)	(1,330)	(1,838)	(1,980)
Gain on sale of investments, net	0	(4,882)	0	0	0
Unrealized (gain)loss on equity securities	(10)	13	(31)	65	(743)
Loss on debt extinguishment	0	0	0	0	318
Operating revenues (non-GAAP) - denominator	147,708	143,825	142,202	140,894	140,655
Efficiency ratio (non-GAAP)	58.8%	59.8%	59.1%	59.1%	58.0%

Balance sheet data
Total assets
Total assets (GAAP)	$11,597,297	$10,745,388	$10,916,467	$10,607,295	$10,659,567
Intangible assets	(840,685)	(800,515)	(804,419)	(807,349)	(811,700)
Deferred taxes on intangible assets	46,048	45,576	45,994	46,370	46,882
Total tangible assets (non-GAAP)	10,802,660	9,990,449	10,158,042	9,846,316	9,894,749

Total common equity
Shareholders' Equity (GAAP)	1,840,421	1,809,510	1,757,128	1,713,783	1,668,345
Intangible assets	(840,685)	(800,515)	(804,419)	(807,349)	(811,700)
Deferred taxes on intangible assets	46,048	45,576	45,994	46,370	46,882
Total tangible common equity (non-GAAP)	1,045,784	1,054,571	998,703	952,804	903,527

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,045,784	$1,054,571	$998,703	$952,804	$903,527
Total tangible assets (non-GAAP) - denominator	10,802,660	9,990,449	10,158,042	9,846,316	9,894,749
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.68%	10.56%	9.83%	9.68%	9.13%

(1) Excludes gain on sales of investments, unrealized gain and loss on equity securities and loss on debt extinguishment.

(2) Includes deferred tax liabilities related to certain intangible assets.

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